Microsoft Word 10.0.3416;UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 17, 2003
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                             Stelax Industries Ltd.
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        (Exact name of small business issuer as specified in its charter)


British Columbia                    1-14219                                None
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(State or other jurisdiction    (Commission File                (I.R.S.Employer
of incorporation)                   Number)                  Identification No.)

4287-A Belt Line Rd. #195, Addison, TX                                     75001
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(Address of principal executive offices)                              (Zip Code)



(Registrant's telephone number, including area code: (972) 233-6041
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              (Former name, former address and former fiscal year,
                         if changed since last report)




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Item 5. Other Events and Regulation FD Disclosure.

June 17, 2003
                               SHAREHOLDERS LETTER
Dear Shareholders:
Your company has gone through an imposed Receivership and fifteen months of resulting uncertainty during which a UK receiver acquired for the benefit of creditors all of our operating assets and intellectual property, asset owned by Stelax UK. Also, our principal creditor obtained a judgment against the publicly traded entity. I appreciate your trust and support during these difficult times. This fifteen months of uncertainty ended with the announcement on June 2, 2003 that a contract had been signed for the purchase of all the Stelax UK assets. The contract is to be completed within ninety days of the above date.

I have had a number of questions about the announcement and I would like to clarify them, as well as discuss our company's future at this time.

The company that was mentioned in the announcement, Timaran, was established to facilitate the purchase of the Stelax UK assets from the Receiver. Timaran has made an agreement to merge into Stelax International Ltd. (STLX), as a non-operating subsidiary. Stelax International Ltd. (SIL, whose trading symbol will be STLX) was formed as a new entity and will be the holder of all of the UK Stelax assets, except the land, to protect against environmental liabilities. Neither STLX or Timaran are owned by Stelax industries which had the large judgment against it and lacked resources to make the acquisition or the ability to obtain those resources. The reason a new company was established was because Stelax Industries (STAX) had over $5,000,000 in current liabilities, almost all of which had been reduced to a judgment by one creditor. The legal and professional advice received stated that if the assets were to remain in the existing structure of Stelax Industries, they could be seized by the company's judgment creditors, and Stelax would therefore have ceased to operate.

With the acquisition of Stelax UK's assets, the next objective is to transition the shareholders of STAX into STLX on a share for share basis. In order to accomplish this objective, the professional opinion given, was that some financial consideration had to be given to STLX by STAX otherwise STLX would be subject to the liability of STAX. A fair consideration was determined to be $0.05 per share. I know this requirement might put a burden on many shareholders and for this I apologize, but it is a protection for the continued viability of STAX/STLX. The resulting funds will go into STLX, thereby increasing shareholder value. As a further enhancement to shareholder value, STLX will issue a warrant for every 5 shares of STLX acquired. The warrant will have the underlying shares underwritten with an exercise price of $1.00. The warrants will be valid for 2 years. I believe that this warrant will create an opportunity to provide much more value than the $0.05 paid for each share. Since this transaction is not a share swap, the shareholders of STAX will retain their shares as there is also additional value to be had in the existing STAX share.

All of the above transactions between STAX and STLX have to be submitted to the SEC and other regulatory authorities for approval. Approval by the SEC normally takes at least 3 to 4 months. Upon approval by the SEC and other regulatory agencies, STAX shareholders will be asked to acquire the STLX shares. Upon completion of that transaction STLX will become a public traded company, and STAX will continue to trade also. Until then, all required filings will be met, and STAX will continue to trade. Now let me speak about our future together.

First, we will be operating the plant and filling orders for Nuovinox while we wait for SEC approval.

The purpose of the transaction is for shareholders of STLX to still own a company that is anticipated to have only 10 to 12% more issued shares than STAX, have a warrant for every 5 shares of stock owned, a company with no debt, cash reserves, independently appraised assets of over $5,000,000, all intellectual property rights to make Nuovinox, sufficient orders to make the company profitable, and extraordinary US and worldwide prospects for it's products.

I am excited about our prospects and our future. I hope and trust that you are too. In my view, shareholders in STAX and STLX have a tremendous opportunity before them. Again, I would like to express my appreciation for your loyalty as a STAX shareholder. I sincerely believe the establishment of STLX offers shareholders of STAX the


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opportunity to achieve the beliefs and goals they desired for STAX when they acquired their shares. The management of STLX is dedicated to meet these goals.

Sincerely yours,
Harmon Hardy
President

This letter does not constitute an offer of any securities for sale.

This letter may contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf, thereby duly authorized.



    Date: June 17. 2003
                                                 Stelax Industries, Ltd.


                                                 /s/ Harmon S. Hardy
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                                                 Harmon S. Hardy, President